Exhibit 10.06

Amendment No. 3 to the
AllianceBernstein L.P. 2010 Long Term Incentive Plan

Amendment Number Three (the “Amendment”) to the AllianceBernstein L.P. 2010 Long Term Incentive Plan (the “Plan”).

Whereas, the Board of Directors (the “Board”) of AllianceBernstein Corporation, the general partner of AllianceBernstein L.P. (the “Company”), desires to amend the Plan as provided herein; and

Whereas, pursuant to Section 8(a) of the Plan, the Board and the Compensation Committee of the Board have the authority to, among other things, amend the Plan in accordance with its terms; and

Whereas, Section 4 of the Plan currently permits management to award (i) up to 30 million newly-issued units representing assignments of beneficial ownership of limited partnership interests in AllianceBernstein Holding L.P. (the “Units”), and (ii) up to an additional 30 million Units to the extent that such Units are reacquired by the Company on the open market or otherwise; and

Whereas, the Board desires to authorize management to reacquire on the open market or otherwise all 60 million Units available for awards under the Plan (less one Unit for every newly-issued Unit already awarded under the Plan), while maintaining the 30 million Unit limitation on newly issued Units available for awards under the Plan; and

Whereas, the Plan amendment contemplated herein does not constitute a “material revision” to the Plan, as contemplated in Section 303A.08 of the New York Stock Exchange Listed Company Manual, and, accordingly, does not require the approval of the AllianceBernstein Holding L.P. Unitholders.

Now, Therefore, Be it:

Resolved, that the Plan is hereby amended, effective May 15, 2012, by adding the following language to Section 4(b)(ii):

“; and provided further that the Partnership may use up to 30 million additional such reacquired Units to make Awards under the Plan if and to the extent that Units with respect to which Awards may be granted under Section 4(a)(i) above have not been granted.”